EXHIBIT 10.22A

RETENTION AGREEMENT

This RETENTION AGREEMENT (the “Agreement”) is made and entered into effective as of August 17, 2005 (the “Effective Date”), by and between The Active Network, Inc. (the “Company”), and Matt Landa (the “Employee”). The Company and the Employee are hereinafter collectively referred to as the “Parties”, and individually referred to as a “Party”.

RECITAL

The Employee and the Company desire to agree to the terms and conditions set forth herein in the event of the termination of the Employee or a “Change of Control” (as defined below).

AGREEMENT

In consideration of the foregoing Recital and the mutual promises and covenants herein contained, and for other good and valuable consideration, the Parties, intending to be legally bound, agree as follows:

1.	Termination / Change of Control.

1.1 Termination Before or After a Change of Control. The Employee’s employment with the Company may be terminated before or after a Change of Control under the following conditions:

1.1.1 Termination for Death or Disability. The Employee’s employment with the Company shall terminate effective upon the date of the Employee’s death or “Complete Disability” (as defined below).

1.1.2 Termination by the Company For Cause. The Company may terminate the Employee’s employment under this Agreement for “Cause” (as defined below). Any notice of termination given pursuant to this Section 1.1.2 shall effect termination as of the date specified, or, in the event no such date is specified, on the date upon which the notice is given.

1.1.3 Termination by the Company Without Cause. The Employee’s employment by the Company shall be at will. The Company may terminate the Employee’s employment under this Agreement at any time, for any or no reason and with or without Cause or advance notice. Although the Employee’s duties, title, compensation and benefits may change, the at will nature of his/her employment relationship may only be modified in an express written agreement signed by the Employee and for employees other than CEO: the Company’s Chief Executive Officer and for agreement with CEO: a representative of the Company’s Board of Directors.

1.1.4 Termination by Employee. The Employee may resign and terminate his/her employment at any time with or without “Good Reason” (as defined below).

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1.2 Termination by Mutual Agreement of the Parties. The Employee’s employment pursuant to this Agreement may be terminated at any time upon a mutual agreement in writing of the Parties. Any such termination of employment shall have the consequences specified in such writing.

1.3 Compensation Upon Termination Prior to a Change of Control.

1.3.1 Death or Complete Disability. If the Employee’s employment shall be terminated by death or Complete Disability as provided in Section 1.1.1, Company shall (i) pay to the Employee, and/or the Employee’s heirs or estate, the Employee’s base salary and accrued and unused vacation benefits earned through the date of termination at the rate in effect at the time of termination, less standard deductions and withholdings, (ii) pay to the Employee, and/or the Employee’s heirs or estate, “Severance” (as defined below) for a period of one year from the date of such termination, (iii) the vesting and/or exercisability of each of the Employee’s outstanding Stock Awards shall be automatically accelerated on the date of termination as to the number of Stock Awards that would vest over the twelve (12) month period following the date of termination had the Employee remained continuously employed by the Company during such period, and (iv) the Employee’s Stock Awards shall remain exercisable by the Employee and/or Employee’s heirs or estate for a period of one (1) year following the date of termination or such shorter maximum period as will not result in adverse tax consequences to the Employee and/or the Employee’s heirs or estate under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations thereunder.

1.3.2 With Cause / Without Good Reason. If the Employee’s employment shall be terminated by the Company for Cause, or if the Employee terminates his/her employment hereunder without Good Reason, the Company shall pay the Employee’s base salary and accrued and unused vacation benefits earned through the date of termination at the rate in effect at the time of termination, less standard deductions and withholdings, and the Company shall thereafter have no further obligations to the Employee under this Agreement.

1.3.3 Without Cause / With Good Reason. If at any time the Company terminates the Employee’s employment without Cause, or if the Employee terminates his/her employment hereunder with Good Reason, the Company shall (i) pay the Employee’s base salary and accrued and unused vacation benefits earned through the date of termination at the rate in effect at the time of termination, less standard deductions and withholdings, (ii) pay to the Employee Severance for a period of one year from the date of termination, (iii) the vesting and/or exercisability of each of the Employee’s outstanding Stock Awards shall be automatically accelerated on the date of termination as to the number of Stock Awards that would vest over the twelve (12) month period following the date of termination had the Employee remained continuously employed by the Company during such period, and (iv) the Employee’s Stock Awards shall remain exercisable by the Employee for a period of one (1) year following the date of termination or such shorter maximum period as will not result in adverse tax consequences to the Employee under Section 409A of the Code and the Treasury Regulations thereunder.

1.4 Compensation Upon a Change of Control. Employee’s compensation upon termination after a Change of Control shall be identical to the compensation provided under the various scenarios described in Sections 1.3.1, 1.3.2 and 1.3.3, except that immediately upon a

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Change of Control, regardless of termination, all of Employee’s unvested Stock Awards shall automatically accelerate and vest and/or become exercisable and the Employee’s Stock Awards shall remain exercisable by the Employee for a period of two (2) years following the date of termination or such shorter maximum period as will not result in adverse tax consequences to the Employee under Section 409A of the Code and the Treasury Regulations thereunder.

1.5 Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

1.5.1 Complete Disability. “Complete Disability” shall mean the inability of the Employee to perform the Employee’s duties under this Agreement because the Employee has become permanently disabled within the meaning of any policy of disability income insurance covering employees of the Company then in force. In the event the Company has no policy of disability income insurance covering employees of the Company in force when the Employee becomes disabled, the term “Complete Disability” shall mean the inability of the Employee to perform the Employee’s duties under this Agreement by reason of any incapacity, physical or mental, which the Company’s Board of Directors, based upon medical advice or an opinion provided by a licensed physician acceptable to the Company’s Board of Directors, determines to have incapacitated the Employee from satisfactorily performing all of the Employee’s usual services for the Company for a period of at least eighty (80) days during any twelve (12) month period (whether or not consecutive). Based upon such medical advice or opinion, the determination of the Company’s Board of Directors shall be final and binding and the date such determination is made shall be the date of such Complete Disability for purposes of this Agreement.

1.5.2 Change of Control. “Change of Control” shall be deemed to have occurred as a result of any of the following transactions: (i) a merger or consolidation (or a series of mergers and consolidations over any 12 month period) in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction (or series of transactions), (ii) the sale, transfer or other disposition of all or substantially all of the Company’s assets to another entity or in complete liquidation or dissolution of the Company, or (iii) any transaction that causes any single shareholder (or group of affiliated shareholders) of the Company to own more than 50% of the combined voting power of the Company’s outstanding securities or to control more than 50% of the Company’s Board of Directors.

1.5.3 Severance. “Severance” shall mean payment by the Company for the applicable severance period of (i) Employee’s base salary at the rate in effect at the time of termination payable in semi-monthly payments and in accordance to the Company’s customary payroll practices; plus (ii) provided that the Employee elects continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall reimburse the Employee for the COBRA premiums for the Employee’s continued group health insurance coverage, including coverage for the Employee’s eligible dependents; provided, however, that the Company shall reimburse the Employee for premiums for the Employee’s eligible dependents only for coverage for which those eligible dependents were enrolled immediately prior to the date of termination; provided, further, that the Employee shall

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be solely responsible for all matters relating to his/her continuation of coverage pursuant to federal COBRA law, including, without limitation, the election of such coverage and the timely payment of premiums; provided, further, that no premium reimbursements will be made following the effective date of the Employee’s coverage by a health insurance plan of a subsequent employer plus (iii) an amount equal to the Employee’s target annual bonus for the fiscal year during which the date of termination occurs, with such bonus determined assuming that all of the performance objectives for such fiscal year have been attained, prorated based on the number of days during such fiscal year the Employee was employed by the Company (to be paid at the same time as other members of Company’s executive management team are paid bonuses for such fiscal year).

1.5.4 Good Reason. “Good Reason” for the Employee to terminate the Employee’s employment hereunder shall mean the occurrence of any of the following events; (i) a change in the location of the Employee’s place of employment as of the date of this Agreement by more than thirty (30) miles, (ii) a reduction in Employee’s base salary, or (iii) a change in Employee’s position with the Company which materially reduces his/her duties and responsibilities; provided and only if such change, reduction or relocation is effected by the Company without Employee’s consent.

1.5.5 Stock Awards. “Stock Awards” shall mean all stock options, restricted stock and such other awards granted pursuant to the Company’s stock option and equity incentive award plans or agreements and any shares of stock issued upon exercise thereof.

1.5.6 Cause. “Cause” for the Company to terminate the Employee’s employment hereunder shall mean the occurrence of any of the following events, as reasonably determined by a majority of the Company’s Board of Directors:

(i) The Employee’s persistent and willful failure to substantially perform assigned duties (so long as such duties are reasonably within the scope of Employees position and title) with the Company, or any successor thereof, after written notice of any such failure is provided to the Employee and the Employee has been given a reasonable opportunity to cure such failure;

(ii) The Employee’s excessive absence from work for reasons other than mental or physical disability or accrued vacation;

(iii) The Employee’s intentional and gross misconduct that adversely affects the business affairs or prospects of the Company in a material manner;

(iv) The Employee’s conviction of, or plea of guilty or no contest to a crime that is fraud, embezzlement or a felony under the laws of the United States or any state thereof; and

(v) The Employee’s engaging in or in any manner participating in, any activity which is directly competitive with or injurious to the Company or any of its affiliates or which violates any material provision of his/her Employee Proprietary Information and Inventions Agreement.

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1.6 Termination of Benefits. Benefits under this Agreement shall terminate immediately if the Employee, at any time, violates any proprietary information or confidentiality obligation to the Company, including, without limitation, the obligations under his/her Employee Proprietary Information and Inventions Agreement.

1.7 Mitigation. Except as otherwise specifically provided herein, the Employee shall not be required to mitigate damages or the amount of any payment provided under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by the Employee as a result of employment by another employer or by any retirement benefits received by the Employee after the date of termination.

2.	Assignment and Binding Effect.

This Agreement shall be binding upon and inure to the benefit of the Employee and the Employee’s heirs, executors, personal representatives, assigns, administrators and legal representatives. Because of the unique and personal nature of the Employee’s duties under this Agreement, neither this Agreement nor any rights or obligations under this Agreement shall be assignable by the Employee. This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives.

3.	Choice of Law.

This Agreement is made and intended to be performed primarily within the state of California. This Agreement shall be construed and interpreted in accordance with the internal laws of the State of California (without giving effect to principles of conflicts of laws).

4.	Integration.

This Agreement, including the exhibits hereto, contains the complete, final and exclusive agreement of the Parties relating to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements or arrangements between the Parties with respect to severance benefits to the Employee in the event of employment termination. Notwithstanding anything herein to the contrary, this Agreement shall not supersede any indemnification agreement between the Employee and the Company.

5.	Amendment.

This Agreement cannot be amended or modified except by a written agreement signed by the Employee and for employees other than CEO: the Company’s Chief Executive Officer and for the CEO: a representative of the Company’s Board of Directors.

6.	Waiver.

No term, covenant or condition of this Agreement or any breach thereof shall be deemed waived, except with the written consent of the Party against whom the wavier is claimed, and any waiver or any such term, covenant, condition or breach shall not be deemed to

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be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach.

7.	Severability.

The finding by a court of competent jurisdiction or other authorized body of the unenforceability, invalidity or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid or illegal. The invalid or unenforceable term or provision shall be modified or replaced with a valid and enforceable term or provision which most accurately represents the Parties’ intention with respect to the invalid or unenforceable term or provision.

8.	Interpretation; Construction.

The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but the Employee has been encouraged to consult with, and has consulted with, Employee’s own independent counsel and tax advisors with respect to the terms of this Agreement. The Parties acknowledge that each Party and its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

9.	Representations and Warranties.

The Employee represents and warrants that the Employee is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that the Employee’s execution and performance of this Agreement will not violate or breach any other agreements between the Employee and any other person or entity. Executive acknowledges that he has previously executed and delivered to an officer of the Company the Company’s Employee Proprietary Information and Inventions Agreement and that such agreement remains in full force and effect.

10.	Counterparts.

This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall contribute one and the same instrument.

11.	Code Section 409A.

This Agreement shall be interpreted, construed and administered in a manner that satisfies the requirements of Sections 409A of the Code and the Treasury Regulations thereunder, and any payment scheduled to be made hereunder that would otherwise violate Section 409A of the Code and the Treasury Regulations thereunder shall be delayed to the extent necessary for this Agreement and such payment to comply with Section 409A of the Code and the Treasury Regulations thereunder.

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12.	Notices.

Any notices provided hereunder must be in writing, and such notices or any other written communication shall be deemed effective upon the earlier of personal delivery (including personal delivery by facsimile) or the third day after mailing by first class mail to the Company at its primary office location and to the Employee at the Employee’s address as listed in the Company’s payroll records. Any payments made by the Company to the Employee under the terms of this Agreement shall be delivered to the Employee either in person or at the address as listed in the Company’s payroll records.

13.	Taxes.

All compensation payable to Executive hereunder shall be subject to applicable tax withholding.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

COMPANY: The Active Network, Inc.

By:	/s/ Dave Alberga
Print:	Dave Alberga
Title:	CEO

EMPLOYEE:

Print:	Matt Landa
Sign:	/s/ Matt Landa

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EXHIBIT A

EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

EMPLOYEE PROPRIETARY INFORMATION

AND INVENTIONS AGREEMENT

In exchange for the valuable consideration and promises made to me by THE ACTIVE NETWORK, INC. (the “Company”), the receipt and sufficiency of which is hereby acknowledged, as part of its offer of employment as set forth in my Offer Letter with Company, I agree to certain restrictions placed by the Company on my use and development and disclosure of information and technology, as more fully set out below.

1.	PROPRIETARY INFORMATION.

(a) Confidential Restrictions. I understand that, during the course of my work as an employee of the Company, I have had and will have access to Proprietary Information (as defined below) concerning the Company and its clients. I acknowledge that the Company has developed, compiled, and otherwise obtained, often at great expense, this information, which has great value to the Company’s business. I agree to hold in strict confidence all Proprietary Information and will not disclose any Proprietary Information to anyone outside of the Company. I will not use, copy, publish, summarize, or remove from Company premises Proprietary Information, except during my employment to the extent necessary to carry out my responsibilities as an employee of the Company. I further agree that the publication of any Proprietary Information through literature or speeches must be approved in advance in writing by the Company’s President or Chief Executive Officer.

(b) Proprietary Information Defined. I understand that the term “Proprietary Information” in this Agreement means all information and any idea in whatever form, tangible or intangible, whether disclosed to or learned or developed by me, pertaining in any manner to the business of the Company (or any affiliate of it that might be formed) or to the Company’s customers, consultants, business associates or employees unless: (i) the information is or becomes publicly known through lawful means; (ii) the information was rightfully in my possession or part of my general knowledge prior to my employment by the Company as specifically identified and disclosed by me in Exhibit “A”; or (iii) the information is disclosed to me without confidential or proprietary restriction by a third party who rightfully possesses the information (without confidential or proprietary restriction) and who did not learn of it directly from the Company. I understand that the following information is included in the definition of Proprietary Information: (i) all client/customer lists and all lists or other compilations containing client, customer or vendor information; (ii) information about products, proposed products, research, product development, techniques, processes, costs, profits, markets, marketing plans, strategies, forecasts, sales and commissions; (iii) plans for the future development and new product concepts; (iv) all manufacturing techniques or processes, documents, books, papers, drawings, models, sketches, computer programs, databases , and other data of any kind and description, including electronic data recorded or retrieved by any means; (v) the compensation and terms of employment of other employees; (vi) all other information that has been or will be given to me in confidence by the Company (or any affiliate of it that might be formed); and (vii) software in various stages of development, designs, drawings, specifications, techniques, models, data, source code, algorithms, object code, documentation, diagrams, flow charts, research development, processes and procedures. Proprietary Information also includes any information described above which the Company obtains from another party and which the Company treats as proprietary or designates as Proprietary Information.

(c) Information Return. I agree that I will not retain and will return all Proprietary Information and all copies of it in whatever form to the Company upon termination of my employment.

(d) Prior Actions and Knowledge. I represent and warrant that from the time of my first contact or communication with the Company, I have held in strict confidence all Proprietary Information and have not disclosed any Proprietary Information to anyone outside of the Company, and that I have not used, copied, published, or summarized any Proprietary Information except to the extent necessary to carry out my responsibilities as an employee of the Company.

(e) Former Employer Information. I agree that I will not, during my employment with the Company, improperly use or disclose any confidential information, proprietary information or trade secrets of my former or concurrent employers. I agree that no Company representative has requested me to use or disclose any such information in connection with my employment at the Company and I have not done so. I will not bring onto the premises of the Company any document or any property belonging to my former employers unless consented to in writing by them. I represent and warrant that I have returned all property and confidential information belonging to all prior employers.

(f) Non-Solicitation of Customers and Vendors. I agree that for the term of my employment and indefinitely thereafter, I shall not, directly or indirectly use any Proprietary Information, for myself or any third party, to solicit, divert or attempt to divert from the Company (or any affiliate of it that might be formed) any business. I further agree that for a period of twenty-four (24) months following the date of my separation from the Company for any reason, with or without cause, I will not, directly or indirectly, on behalf of myself or any other person or entity, call on any customers of the Company or any of its affiliates for the purpose of soliciting and/or providing to any of said customers the same or similar services provided by the Company, nor will I, directly or indirectly, for myself or any other person or entity, solicit, divert, or take away any customer or vendor of the Company.

(g) Non-Solicitation of Employees. I agree that for a period of twelve (12) months following the termination of my employment with the Company, I will not, on behalf of myself or any other person or entity, solicit the services of any person who was employed by the Company on the date of my termination of employment or at any time during the six (6) month period prior to termination of my employment.

2.	INVENTIONS.

(a) Defined; “Works for Hire”. I understand that during the term of my employment, there have been and are certain restrictions on my development of technology, ideas, and inventions, referred to in this Agreement as “Invention Ideas.” The term Invention Ideas means all ideas, processes, trademarks, service marks, inventions, technology, computer programs, original works of authorship, designs, formulas, discoveries, patents, copyrights, and all improvements, rights, and claims related to the foregoing that are conceived, developed, or reduced to practice by me alone or with others; provided, however that this Section 2 shall not apply to Inventions that I developed entirely on my own time without using the Company’s equipment, supplies, facilities, or trade secret information unless those inventions either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for the employer.

I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are “works made for hire,” as defined in the United States Copyright Act (17 USCA, Section 101).

(b) Disclosure. I agree to maintain adequate and current written records on the development of all Invention Ideas and to disclose promptly to the Company all Invention Ideas and relevant records, which records will remain the sole property of the Company. I further agree that all information and records pertaining to any idea, process, trademark, service mark, invention, technology, computer program, original work or authorship, design formula, discovery, patent, or copyright that I do not believe to be an Invention Idea, but is conceived, developed, or reduced to practice by me (alone or with others) during my employment or during the one-year period following termination of my employment and which relate to or are based on Proprietary Information or Invention Ideas of Company in existence prior to the date of termination of my employment, shall be promptly disclosed to the Company (such disclosure to be received in confidence). The Company shall examine such information to determine if in fact the ideas, process, or invention, etc., constitute Invention Ideas subject to this Agreement.

(c) Assignment. I agree to assign to the Company, without further consideration, all right, title, and interest that I may presently have or acquire (throughout the United States and in all foreign countries), free and clear of all liens and encumbrances, in and to each Invention Idea, which shall be the sole property of the Company, whether or not patentable. In the event any Invention Idea shall be deemed by the Company to be patentable or otherwise registrable, I will assist the Company (at its expense) in obtaining letters patent or other applicable registrations, and I will execute all documents and do all other things (including testifying at the Company’s expense) necessary or proper to obtain letters patent or other applicable registrations and to vest the Company with full title to them. My obligation to assist the Company in obtaining and enforcing patents, registrations or other rights for such inventions in any and all countries, shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after such termination for the time actually spent by me at the Company’s request for such assistance. Should the Company be unable to secure my signature on any document necessary to apply for, prosecute, obtain, or enforce any patent, copyright, or other right or protection relating to any Invention Idea, whether due to my mental or physical incapacity or any other cause, I irrevocably designate and appoint the Company and each of its duly authorized officers and agents as my agent and attorney-in-fact, to act for and on my behalf, to execute and file any such document and to do all other lawfully permitted acts to further the prosecution, issuance, and enforcement of patents, copyrights, or other rights of protections with the same force and effect as if executed and delivered by me.

(d) Exclusions. Except as disclosed in Exhibit A, there are no ideas, processes, trademarks, service marks, inventions, technology, computer programs, original works of authorship, designs, formulas, discoveries, patents, copyrights, or improvements to the foregoing that I wish to exclude from the operation of this Agreement. If nothing is listed on Exhibit A, I represent that I have no such inventions or improvements at the time of signing this Agreement. I know of no existing contract in conflict with this Agreement.

(e) Post-Termination Period. Because of the difficulty of establishing when any idea, process, invention, etc., is first conceived or developed by me, or whether it results from access to Proprietary Information or the Company’s equipment, facilities, and data, I agree that any idea, process, trademark, service mark, invention, technology, computer program, original work of authorship, design, formula, discovery, patent, copyright, or any improvement, rights, or claims related to the foregoing shall be presumed to be an Invention Idea, if it is conceived, developed, used, sold, exploited, or reduced to practice by me or with my aid within (1) year after my termination of employment with the Company. I can rebut this presumption, if I prove that it is not an Invention Idea as defined in paragraph 2(a).

3.	REMEDIES.

I recognize that nothing in this Agreement is intended to limit any remedy of the Company under the Uniform Trade Secrets Act, as adopted in the state in which I work for the Company. To the extent I provide services for the Company in several states, the California Uniform Trade Secrets Act shall govern. I recognize that my violation of this Agreement could cause the Company irreparable harm, the amount of which may be extremely difficult to estimate, making any remedy at law or in damages inadequate. Thus, I agree that the Company shall have the right to apply to any court of competent jurisdiction for an order restraining any breach or threatened breach of this Agreement and for any other relief the Company deems appropriate. This right shall be in addition to any other remedy available to the Company.

4.	MISCELLANEOUS PROVISIONS.

(a) Assignment. I agree that the Company may assign to another person or entity any of its rights under this Agreement.

(b) Governing Law; Severability. The validity, interpretation, enforceability, and performance of this Agreement shall be governed by and construed in accordance with the laws of California. If any provision of this Agreement, or application of it to any person, place, or circumstances, shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Agreement and such provisions as applied to other persons, places, and circumstances shall remain in full force and effect.

(c) Entire Agreement. The terms of this Agreement are the final expression of my agreement with respect to its subject matter and may not be contradicted by evidence of any prior or contemporaneous agreement. This Agreement shall constitute the complete and exclusive statement of its terms. Nothing in this Agreement shall be deemed to constitute a contract of continued employment with Active or alter the at-will employment relationship. This Agreement can only be modified in writing signed by the Company’s President or Chief Executive Officer.

(d) Successors and Assigns. This Agreement shall be binding upon me and my heirs, executors, administrators, and successors, and shall inure to the benefit of the Company’s parent, subsidiary and affiliate entities as well as their respective successors and assigns.

(e) Application of this Agreement. I agree that my obligation set forth in this Agreement’s along with the Agreement’s definitions of Proprietary Information and Inventions Ideas shall be equally applicable to Proprietary Information and Invention Ideas related to any work performed by me for the Company prior to the execution of this Agreement.

(f) Attorneys’ Fees. In the event suit is brought to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to receive, in addition to any other relief, reasonable attorneys’ fees and costs.

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS. I HAVE COMPLETELY NOTED ON EXHIBIT A TO THIS AGREEMENT ANY PROPRIETARY INFORMATION, IDEAS, PROCESSES, TRADEMARKS, SERVICE MARKS, INVENTIONS, TECHNOLOGY, COMPUTER PROGRAMS, ORIGINAL WORKS OF AUTHORSHIP, DESIGNS, FORMULAS, DISCOVERIES, PATENTS, COPYRIGHTS, OR IMPROVEMENTS, OR RIGHTS THAT I DESIRE TO EXCLUDE FROM THIS AGREEMENT.

Date:
Employee
Print Name:

EXHIBIT A

EMPLOYEE’S DISCLOSURE

1. Proprietary Information. Except as set forth below, I acknowledge that at this time I know nothing about the business of or Proprietary Information of the Company, other than information I have learned from the Company in the course of being hired:

2. Prior Inventions. Except as set forth below, there are no ideas, processes, trademarks, service marks, inventions, technology, computer programs, original works of authorship, designs, formulas, discoveries, patents, copyrights, or any claims, rights, or improvements to the foregoing that I wish to exclude from the operation of this Agreement:

Date:
Employee Signature

EXHIBIT B

TERMINATION CERTIFICATE CONCERNING

PROPRIETARY INFORMATION AND INVENTIONS

This is to certify that I have returned all personal property of the Company, including, without limitation, all books, manuals, records, models, drawings, reports, notes, contracts, lists, blueprints, and other documents and materials, Proprietary Information, and equipment furnished to or prepared by me in the course of or incident to my employment with the Company, and that I did not make or distribute any copies of the foregoing.

I further certify that I have reviewed the Employee Proprietary Information and Inventions Agreement signed by me and that I have complied with and will continue to comply with all of its terms, including, without limitation, (i) the reporting of any invention, process, or idea, etc. conceived or developed by me and covered by the Agreement and (ii) the preservation as confidential of all Proprietary Information pertaining to the Company. This certificate in no way limits my responsibilities or the Company’s rights under this agreement.

On termination of my employment with the Company, I will be employed by                                                               [Name of New Employer] [in the                                                   division] and I will be working in connection with the following projects:

[generally describe the projects]

Date:
Employee Signature